Exhibit 10.28

Performance-Based Restricted Stock Unit Grant Award Agreement
Under the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan

THIS AGREEMENT is effective as of the Grant Date (as defined in Section 1), and is by and between the Participant and Envestnet, Inc. (the "Company").

WHEREAS, the Company maintains the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Performance-Based Restricted Stock Unit Award under the Plan; and

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as provided as follows in this Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”). The Performance-Based Restricted Stock Unit Award is in all respects subject to the terms, definitions and provisions of the Plan and the Agreement. Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

1.Performance-Based Restricted Stock Unit Award Terms. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:

A.Participant: The “Participant” is [_______].

B.Grant Date: [_______]

C.Total Performance-Based Restricted Stock Units: [_______] Units (the “PSUs”)

Each granted “Unit” represents the right to receive up to one and one-half shares of Stock, subject to the terms and conditions of this Agreement and the Plan.

D.Performance Period: The “Performance Period” shall be the period from January 1, 2019 through December 31, 2021 (or, if earlier, the date of a Vesting Change in Control (as defined below)).

E.Settlement Date: The “Settlement Date” shall be the date between February 1, 2022 and March 15, 2022 that shares are distributed to the Participant pursuant to Section 3 below following the date that the Compensation Committee determines the extent that the Company satisfies the Performance Measures.

F.Performance Percentage: The “Performance Percentage” for the Performance Period shall be determined as the sum of (Revenue Achievement Score * 0.25) + (Adjusted EBITDA Achievement Score * 0.25) + (Adjusted Earnings Per Share Achievement Score * 0.25) + (Relative TSR Achievement Score * 0.25).

Subject to Section 5, a percentage of the PSUs, if any, shall become earned only to the extent that the Company satisfies the Performance Measures, as determined by the Committee in its sole discretion consistent with the scorecard attached hereto as Exhibit A. The determination of performance of the Company for purposes of the Revenue Growth, the Adjusted EBITDA Growth and the Adjusted Earnings Per Share Growth shall be determined using the amounts for such measures that the Company disclosed as part of its annual Form 10-K. The Revenue Growth, the Adjusted EBITDA Growth and the Adjusted Earnings Per Share Growth shall all be determined including acquisitions made by the Company during the Performance Period.

The determination of the TSR for the Relative TSR shall be determined by dividing (A) by (B) where (A) equals the Ending Stock Price (as defined below) minus the Beginning Stock Price (as defined below) plus any Dividends Paid (as defined below) and where (B) equals Beginning Stock Price. The Ending Stock Price shall equal the average daily-closing stock price of the twenty trading days preceding December 31, 2020. The

Beginning Stock Price shall equal the average daily-closing stock price of the twenty trading days preceding January 1, 2018. Paid Dividends shall represent the value of dividends for which the ex-dividend date occurs during the Performance Period, and, for purposes of the TSR calculation, dividends are assumed to be reinvested in additional shares of stock as of the ex-dividend date. The Company’s TSR calculated as described above shall be compared to the TSR calculated in the same manner for the Russell 2000 companies.

G.Restricted Period. With respect to all PSUs, the "Restricted Period" shall begin on the Grant Date and shall end on the three-year anniversary of the Grant Date (or if earlier, on the Settlement Date or a Vesting Change in Control (the earliest of such dates referred to as the “Vesting Date”)). Subject Section 2 below, if the Participant’s Termination Date does not occur during the Restricted Period with respect to any PSUs, then the Participant shall become vested in the PSUs as of the Vesting Date.

2.Termination of Employment. Except as provided in this Section 2 or Section 5, any portion of PSUs for which the Restricted Period has not ended prior to or upon the Participant’s Termination Date, shall be forfeited. If the Participant incurs: (i) an involuntary termination of employment without Cause, or (ii) a termination due to Disability or death, or (iii) if the Participant is party to an employment agreement with the Company that includes a “Good Reason” concept and the Participant voluntarily resigns for Good Reason (each such termination in (i), (ii) and (iii) referred to as a “Vesting Termination”) prior to the Vesting Date, and subject to (x) the Participant signing and not revoking a release of claims and (y) the Participant’s continued compliance with any restrictive covenants or any other agreement between the Participant and the Company or an affiliate that applies after the Termination Date, then the Participant shall be treated as if the Termination Date had not occurred prior to the last day of the Restricted Period (subject to a pro-rata reduction as specified in Section 3 below). The release must be executed, and any revocation period must have expired, within sixty (60) days after the Termination Date. All PSUs that do not vest in accordance with the foregoing, shall be immediately forfeited.

Notwithstanding the foregoing, in the event the Participant incurs a termination for any reason other than a Vesting Termination, or in the event the release does not become effective within sixty (60) days after the Termination Date, as required as provided in this Section 2 following a Vesting Termination, the Participant shall immediately forfeit his or her right to any vesting of any PSUs for which the Restricted Period has not ended as of such Termination Date. For purposes of this Agreement, if the Participant is a party to an employment agreement with the Company, then Cause, Disability (or Permanent Disability) and Good Reason shall have such meaning as given such terms in such employment agreement. Notwithstanding anything in the contrary in any agreement between the Participant and the Company or a subsidiary, the Participant acknowledges and agrees that the PSUs shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Agreement and the Plan.

3.Settlement Date. On the Settlement Date, the Participant shall receive a number of shares of Stock in settlement of the PSUs. The number of shares of Stock that the Participant shall receive on the Settlement Date shall be determined by multiplying [(i) the number of PSUs (which have not previously been forfeited or cancelled) by (ii) the Performance Percentage determined pursuant to Section 1.F. above (with such percentage converted to a number by dividing such percentage by 100)]; provided, however, that if the Termination Date occurred prior to the Vesting Date and prior to a Change in Control due to a Vesting Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction (as defined below). Shares of Stock received by you pursuant to this Section 3 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Settlement Date (including, without limitation, Section 7). As of the Settlement Date and settlement of the PSUs pursuant to this Section 3, all Units (which have not previously been forfeited or cancelled) shall be cancelled. The term “Pro-Rata Fraction” shall mean a fraction, the numerator of which shall be equal to the number of days between the Grant Date and the Participant’s Termination Date and the denominator of which shall be 1095.

4. Dividends. To the extent that the PSUs have not otherwise been forfeited or cancelled prior to the Settlement Date, the Participant will be paid a cash payment on the Settlement Date equal to the number of shares of Stock delivered pursuant to Section 3 multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Settlement Date.

5.Change in Control. In the event of a Change in Control on or prior to the Vesting Date, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect (a) to continue this Performance-Based Restricted Stock Unit Award subject to the terms of this Agreement and the Plan as described in this Section 5 and subject to such adjustments, if any, by the Committee as permitted by Section 4.3 of the Plan; or (b) to terminate this Performance-Based Restricted Stock Unit Award and distribute shares of Stock within sixty days following such Change in Control. In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) of the previous sentence (in which case the Change in Control is a “Vesting Change in Control”), the payment amount attributable to dividends as described in and determined pursuant to Section 4 shall be determined as if the date of the Vesting Change in Control were the Settlement Date and the number of shares of Stock to be delivered pursuant to Section 3 shall be calculated as if the date of such Vesting Change in Control were the Settlement Date and the Company achieved target performance on all applicable Performance Measures and the shares of Stock received by a Participant pursuant to this Section 5 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Settlement Date (including, without limitation, Section 7).

6.Section 409A of the Code. The distribution of shares of Stock made pursuant to this Agreement are intended to be interpreted and operated to the fullest extent possible so that such distributions shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the distribution of shares of Stock will in any event be made pursuant to the terms of this Agreement to the Participant within the period necessary to satisfy the exemption from Section 409A of the Code for short-term deferrals set forth in Treas. Reg. §1.409A-1(b)(4)(i) (which generally requires that payment be made not later than the fifteenth day of the third month after the end of the year in which the amount is no longer subject to a substantial risk of forfeiture as defined for purposes of Section 409A of the Code). To the extent that the distributions of shares of Stock made pursuant to this Agreement are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the distribution of share of Stock pursuant to this Agreement shall comply with the requirements of Section 409A of the Code.

7.Clawback Policy. Notwithstanding anything in this Agreement to the contrary, in consideration for the award of this Performance-Based Restricted Stock Unit Award, the Participant acknowledges and agrees that he or she is subject to the Envestnet, Inc. Clawback Policy (the “Clawback Policy”) and that the Participant’s rights with respect to this Performance-Based Restricted Stock Unit Award and any other Covered Awards (as defined in the Clawback Policy) granted to the Participant shall be subject to Clawback Policy as amended from time to time.

8.Withholding. This Performance-Based Restricted Stock Unit Award is subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, previously-owned shares of Stock that have been held by the Participant or shares of Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

9.Transferability. This Performance-Based Restricted Stock Unit Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). Notwithstanding the foregoing, the Committee may permit the Performance-Based Restricted Stock Unit Award to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

10.Adjustment of Award. The number and type of shares of Stock subject to this Performance-Based Restricted Stock Unit Award will or may be adjusted in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of such shares.

11.No Implied Rights. Neither the Plan nor this Performance-Based Restricted Stock Unit Award constitutes a contract of employment or continued service and does not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Performance-Based Restricted Stock Unit Award. Except as otherwise provided in the Plan or this Performance-Based Restricted Stock Unit Award, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

12.Plan Governs. This Performance-Based Restricted Stock Unit Award shall be subject to all of the terms and conditions of the Plan, a copy of which may be obtained from the Secretary of the Company.

13.Amendment and Termination. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under this Performance-Based Restricted Stock Unit Award.

Adjustments pursuant to subsection 4.3 of the Plan shall not be subject to the foregoing limitations. It is the intention of the Company that, to the extent that any provisions of this Plan or this Performance-Based Restricted Stock Unit Award are subject to Section 409A of the Code, the Plan and this Performance-Based Restricted Stock Unit Award comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan and this Agreement as it deems necessary to conform to Section 409A of the Code. This Agreement and the Plan set forth the entire understanding of the agreement between the Company and the Participant with respect to this Performance-Based Restricted Stock Unit Award and supersede any prior written or oral agreements with respect thereto.

14.Applicable Law. The Plan and this Performance-Based Restricted Stock Unit Award shall be construed in accordance with the laws of the State of Delaware.

Appendix A

Revenue Growth (compound annual growth rate (“CAGR”) during the Performance Period, including acquisitions)
Performance Level	CAGR	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	20%	150%	25%
Target	14%	100%
Threshold	8%	50%
< Threshold	< 8%	0%
Adjusted EBITDA Growth (CAGR during the Performance Period, including acquisitions)
Performance Level	CAGR	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	22%	150%	25%
Target	16%	100%
Threshold	10%	50%
< Threshold	< 10%	0%
Adjusted Earnings Per Share Growth (CAGR during the Performance Period, including acquisitions)
Performance Level	CAGR	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	22%	150%	25%
Target	16%	100%
Threshold	10%	50%
< Threshold	< 10%	0%
Relative TSR (as compared to companies in the Russell 2000)
Performance Level	Relative TSR	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	75th percentile or above	150%	25%
Target	Median	100%
Threshold	35th percentile	50%
< Threshold	< 35th percentile	0%

If the actual performance in the Performance Period with respect to the Performance Measures listed above is between amounts listed on the tables above, the percentage earned shall be determined using straight line interpolation between the percentages listed on the table above; provided, that, for the avoidance of doubt, the percentage earned for any performance below the threshold performance listed above for any Performance Measure shall equal 0% and the percentage earned for any performance above the outstanding performance listed above for any Performance Measure shall equal 150%.